Exhibit 99.1
Health Benefits Direct Announces Third Quarter 2007 Financial Results
Radnor, PA — November 13, 2007 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT), a leading technology innovator in the direct marketing and distribution of a wide range of health and life insurance and related products for individuals and families, today announced its results of operations for the third quarter ended September 30, 2007.
Third Quarter 2007 Operational Highlights
•	Revenues increased 57% and net loss decreased 14% compared to third quarter of 2006;

•	The company acquired Atiam Technologies L.P., a provider of comprehensive, web-based insurance administration software applications that support individual insurance products, to diversify and expand operations. Atiam’s software suite, InsPro™ can provide improved connectivity between carriers and the company’s professional grade agent tool, Insurint™; and

•	The total number of licensed insurance agents increased from 96 at June 30, 2007 to 111 at September 30, 2007.
Third Quarter 2007 Financial Results
Revenues for the third quarter of 2007 increased 57% to $5,048,139 as compared to $3,222,434 for the third quarter of 2006.
Operating expenses for the third quarter ended September 30, 2007 totaled $8,640,135 as compared to $7,334,578, a 17% increase compared to the third quarter ended September 30, 2006. The primary factor contributing to the increase in operating expenses was higher salaries, commission and related tax expense associated with the increased number of employees in conjunction with the expansion of the company’s sales activity and the continued development of Insurint.
Net loss for the third quarter of 2007 was $(3,493,081), or $(0.10) per basic and diluted share, as compared to a net loss of $(4,061,475), or $(0.14) per basic and diluted share for the third quarter of 2006.
Alvin H. Clemens, Chairman and Chief Executive Officer, stated, “Health Benefits Direct delivered another quarter of year-over-year revenue growth and bottom line improvement. The third quarter was an important period of technological development, with the launch of our new and improved web portal featuring our one-of-a-kind ‘abandoned call back’ technology and improvements to our proprietary agent tool Insurint. We also added a highly complementary option for carriers through our acquisition of Atiam Technologies L.P. Through this acquisition, we can now offer an administrative platform to carriers seeking to enter or broaden their reach within the individual market and better respond to the retail revolution in health insurance. We are continuing to focus on developing our leading edge technology solutions to support growth in productivity and building relationships that will foster value added service for insureds.”

Year-to-date Results
Revenues for the nine months ended September 30, 2007 increased 107% to $14,704,547 as compared to $7,082,413 for the nine months ended September 30, 2006. Operating expenses for the nine months ended September 30, 2007 totaled $24,428,812 as compared to $17,721,684 for the nine months ended September 30, 2006. Net loss for the nine months ended September 30, 2007 was $(9,468,718), or $(0.29) per basic and diluted share, as compared to a net loss of $(10,338,320), or $(0.38) per basic and diluted share, for the nine months ended September 30, 2006.
At September 30, 2007, Health Benefits Direct had a cash balance of $8,868,990, total assets of $18,231,346, total shareholders’ equity of $6,834,945 and no long-term debt.
Health Benefits Direct reported a net increase in cash of $6,557,209 for the nine months ended September 30, 2007, as compared to a decrease in cash of $(3,360,326) for the nine months ended September 30, 2006. The increase in cash in 2007 was the result of proceeds of $10,354,760 from financing activities, less $3,146,279 of cash used in operations and $1,045,022 of cash used in investing activities.
Executive Appointment
Effective November 12, 2007, Health Benefits Direct appointed Michael R. Griffith to the new position of Vice President of Sales. Mr. Griffith has been employed for 16 years in the financial services industry. Prior to joining Health Benefits Direct, Mike held the position of senior vice president, Consumer Direct Operations at ABN AMRO Mortgage Group in Sunrise, Florida. While at ABN AMRO, Mr. Griffith held key roles of increasing responsibility covering many aspects of the mortgage banking value chain. He holds a Bachelor of Science degree in Finance from Fairleigh Dickinson University in Madison, New Jersey. Mr. Griffith’s role at Health Benefits Direct will encompass many areas of sales leadership including the strategic direction and continued growth of the inside sales organization, carrier relations and product presentment.
Conference Call and Webcast
Chairman and Chief Executive Officer Alvin H. Clemens, President and Chief Operating Officer Charles A. Eissa and Chief Financial Officer Anthony R. Verdi will hold a conference call with the financial community today at 5:00 p.m. Eastern to review the Company’s financial results and provide an update on business developments.
Interested parties may participate in the conference call by dialing 800-240-4186 (303-262-2075 for international callers). When prompted, ask for the “Health Benefits Direct Third Quarter Conference Call.” A telephonic replay of the conference call may be accessed approximately two hours after the call through November 20, 2007, by dialing 800-405-2236 (303-590-3000 for international callers). The replay access code is 11101940.
The conference call will be webcast simultaneously on the Health Benefits Direct website at www.healthbenefitsdirect.com under About Us: Investor Relations: Events and Presentations. The webcast replay will be archived for 12 months.
About Health Benefits Direct Corporation

Health Benefits Direct Corporation is a technologically innovative contact center based insurance agency that operates an interactive online marketplace enabling consumers to shop for, compare, and apply for health and life insurance and related products for individuals and families. Its streamlined Quick-to-Call sales platform, supported by proprietary online technology, dialing applications and tele-application voice signature process, promotes efficiency for consumers purchasing and carriers underwriting insurance products. Through its subsidiary, Insurint™ Corporation, Health Benefits Direct provides a proprietary, professional-grade, web-based agent quote engine portal that aggregates accurate real-time quotes from multiple highly-rated carriers of health and life insurance and related products. Insurint’s user-friendly platform enables agents to view and share with proposed insureds detailed comparisons of multiple products, policy brochures and other useful information instantly, resulting in highly competitive application processing platform for agents and consumers. www.healthbenefitsdirect.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the effect of the Company’s new and improved web portal featuring its “abandoned call back” technology, the continued development of technology solutions and Atiam Technologies acquisition. Forward-looking statements provide Health Benefits Direct’s current expectations or forecasts of future events. Actual events could differ materially from those reflected in these forward-looking statements, such as if Health Benefits Direct’s new web portal does not have a positive impact, if the company is unable to continue its development of technology solutions, does not continue to grow its rate of submitted premiums to its carrier partners or build its services for insureds. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Health Benefits Direct undertakes no obligation to update publicly any forward-looking statement.
Contact:
Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com
- financial tables to follow -

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$5,048,139	$3,222,434	$14,704,547	$7,082,413

Operating Expenses:
Salaries, commission and related taxes	4,413,794	3,917,483	12,329,418	9,455,841
Lead, advertising and other marketing	2,177,789	1,511,262	5,973,442	3,082,819
Depreciation and amortization	518,098	645,802	1,631,182	1,485,115
Rent, utilities, telephone and communications	669,847	536,267	1,934,299	1,323,462
Professional fees	383,617	206,273	1,277,345	994,535
Other general and administrative	476,990	517,491	1,283,126	1,379,912

	8,640,135	7,334,578	24,428,812	17,721,684

Loss from operations	(3,591,996)	(4,112,144)	(9,724,265)	(10,639,271)

Other income (expense):
Loss on disposal of property and equipment	(2,592)	(339)	(2,592)	(339)
Registration rights penalty reversal	—	—	—	60,537
Interest income	107,317	54,638	279,964	258,220
Interest expense	(5,810)	(3,630)	(21,825)	(17,467)

Total other income (expense)	98,915	50,669	255,547	300,951

Net loss	$(3,493,081)	$(4,061,475)	$(9,468,718)	$(10,338,320)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.10)	$(0.14)	$(0.29)	$(0.38)

Weighted average common shares outstanding - basic and diluted	34,098,971	28,254,578	32,378,934	27,351,853

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$8,868,990	$2,311,781
Accounts receivable, less allowance for doubtful accounts	1,978,874	2,197,523
Deferred compensation advances	775,120	684,998
Prepaid expenses	218,948	107,995
Other current assets	22,409	11,011

Total current assets	11,864,341	5,313,308

Restricted cash	1,150,000	1,150,000
Property and equipment, net of accumulated depreciation	1,496,130	1,483,411
Intangibles, net of accumulated amortization	3,509,953	4,108,833
Other assets	210,922	181,900

Total assets	$18,231,346	$12,237,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,277,087	$1,160,254
Accrued expenses	1,344,404	1,427,628
Due to related parties	—	63,672
Unearned commission advances	8,774,910	5,155,117

Total current liabilities	11,396,401	7,806,671

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.001 par value; 90,000,000 shares authorized; 34,098,971 and 28,603,083 shares issued and outstanding	34,099	28,586
Additional paid-in capital	36,491,171	24,479,129
Accumulated deficit	(27,734,974)	(18,266,258)
Deferred compensation	(1,955,351)	(1,810,676)

Total shareholders’ equity	6,834,945	4,430,781

Total liabilities and shareholders’ equity	$18,231,346	$12,237,452

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(9,468,718)	$(10,338,320)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,631,182	1,485,453
Stock-based compensation and consulting	1,144,845	1,620,357
Provision for bad debt	(9,026)	(9,886)
Changes in assets and liabilities:
Accounts receivable	227,675	(1,282,767)
Deferred compensation advances	(90,122)	(512,497)
Prepaid expenses	(131,428)	(374,130)
Other current assets	(11,398)	(17,611)
Other assets	(29,019)	(147,192)
Accounts payable	116,833	390,584
Accrued expenses	(83,224)	414,392
Due to related parties	(63,672)	68,926
Unearned commission advances	3,619,793	2,904,041

Net cash provided by (used in) operating activities	(3,146,279)	(5,798,650)

Cash Flows From Investing Activities:
Purchase of property and equipment	(451,147)	(1,481,530)
Purchase of intangible assets and capitalization of software development	(593,875)	(1,415,186)

Net cash used in investing activities	(1,045,022)	(2,896,716)

Cash Flows From Financing Activities:
Gross proceeds from sales of common stock	11,250,000	6,450,000
Gross proceeds from exercise of warrants	393,750	525,000
Gross proceeds from exercise of stock options	—	200,000
Restricted cash in connection with letters of credit	—	(1,154,504)
Placement and other fees paid in connection with offering	(895,240)	(285,826)
Payment on notes payable	—	(399,630)

Net cash provided by financing activities	10,748,510	5,335,040

Net increase in cash	6,557,209	(3,360,326)

Cash — beginning of period	2,311,781	6,433,426

Cash — end of period	$8,868,990	$3,073,100